SCHEDULE 14A
                                   (RULE 14a)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY
                                              (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              INVACARE CORPORATION
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

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     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

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          pursuant to Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                              Invacare Corporation
                                One Invacare Way
                               Elyria, Ohio 44035


                                                                   April 8, 2004
To the Shareholders of

    Invacare Corporation:

     This  year's  Annual  Meeting  of  Shareholders  will be held at 10:00 A.M.
(EDT), on Wednesday, May 26, 2004, at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on Invacare's activities and you will have an opportunity to ask questions about its operations.

     We hope that you are planning to attend the annual meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the annual meeting. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

     On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.

                                                     Sincerely yours,




                                                     - - - - - - - - - - - -
                                                     A. Malachi Mixon, III
                                                     Chairman and Chief
                                                     Executive Officer

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                              Invacare Corporation

                    Notice of Annual Meeting of Shareholders
                           To Be Held On May 26, 2004

     The Annual Meeting of Shareholders of Invacare Corporation will be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Wednesday, May 26, 2004, at 10:00 A.M. (EDT), for the following purposes:

     1. To elect four directors to the class whose three-year term will expire in 2007;

     2. To ratify the appointment of Ernst & Young LLP as our independent auditors for our 2004 fiscal year; and

     3. To transact any other business as may properly come before the annual meeting.

     Holders of common shares and Class B common shares of record as of the close of business on Tuesday, April 1, 2004 are entitled to vote at the annual meeting. It is important that your shares be represented at the annual meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided. Shareholders who attend the annual meeting may revoke their proxy and vote in person.

                                             By Order of the Board of Directors,



                                             Douglas A. Neary
                                             Secretary


April 8, 2004

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                              Invacare Corporation
                              --------------------

                                 Proxy Statement
                     For the Annual Meeting of Shareholders
                                  May 26, 2004
                     --------------------------------------


Why am I receiving these materials?

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invacare for use at the Annual Meeting of Shareholders to be held on May 26, 2004 and any adjournments or postponements that may occur. The time, place and purposes of the annual meeting are set forth in the Notice of Annual Meeting of Shareholders, which accompanies this proxy statement. This proxy statement is being mailed to shareholders on or about April 8, 2004.

Who is paying for this proxy solicitation?

     We will pay the expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy. In addition to solicitation of proxies by mail, our directors, officers or employees, without additional compensation, may make solicitation personally and by telephone. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Who is entitled to vote?

     Only shareholders of record at the close of business on April 1, 2004, the record date for the meeting are entitled to receive notice of and to vote at the annual meeting. On this record date, there were 30,145,714 common shares and 1,112,023 Class B common shares outstanding and entitled to vote.

How many votes do I have?

     On each matter to be voted on, you have one vote for each outstanding common share you own as of April 1, 2004 and ten votes for each outstanding Class B common share you own as of April 1, 2004.

How do I vote?

     If you are a shareholder of record, you can vote in person at the annual meeting or you can vote by signing and mailing in your proxy card in the enclosed envelope. If you are a shareholder of record, the proxy holders will vote your shares based on your directions.

     If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote "FOR" proposals 1 and 2 and will use their discretion on any other proposals and other matters that may be brought before the annual meeting.

     If you hold common shares through a broker or nominee, you may vote in person at the annual meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

How do I vote my common shares held in the Invacare Retirement Savings Plan?

     If you are a participant in the Invacare Retirement Savings Plan, the blue lined proxy card should be used to vote the number of common shares that you are entitled to vote under the plan. If you do not vote timely, your shares will not be counted.

What are the voting recommendations of the Board of Directors?

     Our Board of Directors recommends that you vote:

     o "For" the election of the four directors to the class whose three-year term will expire in 2007; and

     o    "For"   ratifying  the  appointment  of  Ernst  &  Young  LLP  as  our independent auditors for our 2004 fiscal year.

What vote is required to approve each proposal?

     Except as otherwise provided by Invacare's amended and restated articles of incorporation, code of regulations or required by law, holders of common shares and Class B common shares will at all times vote on all matters, including the election of directors, together as one class. No holder of shares of any class has cumulative voting rights in the election of directors.

     o Election of Directors (Proposal No. 1). The nominees receiving the greatest number of votes will be elected. A proxy card marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no effect on the election of directors.

     o Ratification of Auditors (Proposal No. 2). Ratification of the appointment of Ernst & Young LLP as our independent auditors requires the affirmative vote of a majority of the votes cast. A proxy card marked as "Abstain" with respect to the ratification of the appointment of Ernst & Young LLP will not be voted, although it will be counted for purposes of determining the amount of shares entitled to vote. Accordingly, if you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect on the ratification.

What constitutes a quorum?

     A quorum of shareholders will be present at the annual meeting if at least a majority of the aggregate voting power of common shares and Class B common shares outstanding on the record date are represented, in person or by proxy, at the annual meeting. On the record date, 41,265,944 votes were outstanding; therefore, shareholders representing at least 20,632,973 votes will be required to establish a quorum. Abstentions and broker non-votes will be counted towards the quorum requirement.

Can I revoke or change my vote after I submit a proxy?

     Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the annual meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice to our Secretary, or you may attend the annual meeting and vote in person. You should be aware that simply attending the annual meeting will not automatically revoke your previously submitted proxy, rather you must notify an Invacare representative at the annual meeting of your desire to revoke your proxy and vote in person.

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

     At the annual meeting, four directors will be elected to serve a three-year term until the annual meeting in 2007 or until their successors have been elected and qualified. Each of the nominees is presently a director and has indicated their willingness to serve another term as a director if elected. If any nominee should become unavailable for election, which is not currently expected, it is intended that the shares represented by the proxy will be voted for any substitute nominee(s) as may be named by the Board of Directors. In no event will the accompanying proxy be voted for more than four nominees or for persons other than those named below and any substitute nominee for any of them.

Nominees for Terms Expiring in 2007

     Gerald B. Blouch, 57, has been President and a director of Invacare since November 1996. Mr. Blouch has been Chief Operating Officer since December 1994 and Chairman-Invacare International since December 1993. Previously, Mr. Blouch was President-Homecare Division from March 1994 to December 1994 and Senior Vice President-Homecare Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer of Invacare from May 1990 to May 1993 and Treasurer of Invacare from March 1991 to May 1993. Mr. Blouch is also a director of NeuroControl Corporation, Cleveland, Ohio, a privately held company, which develops and markets electromedical stimulation systems for stroke patients.

     John R. Kasich, 51, has been a director since 2001. Mr. Kasich is a Managing Director of Lehman Brothers' investment banking group. He spent 18 years as a member of the House of Representatives of the United States Congress, and served as head of the House Budget Committee from 1995 to 2000. He was the chief architect of the Balanced Budget Act of 1997, which eliminated the federal budget deficits. As a committee chairman, he was the House's top negotiator with the White House over details of the plan, setting spending limits for all federal government agencies and cutting taxes. Mr. Kasich serves as a director of Instinet Group Inc. (NasdaqNM), New York, New York, an electronic agency securities broker, and Worthington Industries, Inc. (NYSE), Columbus, Ohio, a diversified steel processor that focuses on steel processing and metals-related businesses. Mr. Kasich is also host of "Heartland" on the Fox News Channel.

     Dan T. Moore, III, 64, has been a director since 1980. Mr. Moore has been President of Dan T. Moore Co. since 1979 and is Chairman of two advanced materials manufacturing companies: Soundwich, Inc. since 1988 and Flow Polymers, Inc. since 1985. He has been a director of Hawk Corporation (AMEX), Cleveland, Ohio, a supplier of friction products for brakes, clutches, and transmissions used in aerospace, industrial and specialty applications, since 1989 and is a director of Park-Ohio Industries Inc., a wholly owned subsidiary of Park-Ohio Holdings Corp (Nasdaq), Cleveland, Ohio, a provider of supply chain logistics and a manufacturer of engineered products. Mr. Moore is also a Trustee of the Cleveland Clinic Foundation.

     Joseph B. Richey, II, 67, has been a director since 1980. Mr. Richey has been President-Invacare Technologies and Senior Vice President-Electronic and Design Engineering since 1992. Previously, Mr. Richey was Senior Vice President-Product Development from 1984 to 1992, and Senior Vice President and General Manager-North American Operations from September 1989 to September 1992. Mr. Richey also serves as a director of Steris Corporation (NYSE), Cleveland, Ohio, a manufacturer and distributor of medical sterilizing equipment, Chairman of the Board of Directors and CEO of NeuroControl Corporation, Cleveland, Ohio, a privately held company, which develops and markets electromedical stimulation systems for stroke patients, is a member of the Board of Trustees for Case Western Reserve University and The Cleveland Clinic Foundation.

    Invacare's Board of Directors recommends that shareholders vote "FOR" the election of the four directors to the class whose three-year term will expire in 2007.

Directors Whose Terms Will Expire in 2006

     James C. Boland, 64, has been a director since 1998. Mr. Boland served as President and Chief Executive Officer of CAVS/Gund Arena Company (the Cleveland Cavaliers, a professional team, and Gund Arena) from January 1998 to December 31, 2002, at which time he became Vice-Chairman of the company. Before his retirement from Ernst & Young LLP in 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles, including Vice Chairman and Regional Managing Partner, as well as a member of the firm's Management Committee from 1988 to 1996, and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is a director of The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products, The Goodyear Tire & Rubber Company (NYSE), Akron, Ohio, one of the world's leading manufacturers of tires and rubber products, International Steel Group, Inc. (NYSE), Cleveland, Ohio, a manufacturer and distributor of diversified steel products, and is a Trustee of Bluecoats, Inc. and The Harvard Business School Club of Cleveland.

     Whitney Evans, 67, has been a director since 1980. From 1980 to the present, Mr. Evans has been a private investor. From 1998 to 2000, Mr. Evans was a director of Victory Technology, Inc. and was Chairman of its Board of Directors. Victory Technology, Inc. was an Internet based distance learning company based in Sonoma, California. From 1983 to 1997, Mr. Evans was an officer and a director of Pine Tree Investments, Inc., Cleveland, Ohio, a business and real estate investment firm.

     William M. Weber, 64, has been a director since 1988. In 1994, Mr. Weber became President of Roundcap L.L.C. and a principal of Roundwood Capital L.P., a partnership that invests in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.

Directors Whose Terms Will Expire in 2005

     Michael F. Delaney, 54, has been a director since 1986. Since 1983, Mr. Delaney has been the Associate Director of Development of the Paralyzed Veterans of America, Washington, D.C. In October 2003, Mr. Delaney's title changed to Development Officer, Corporate Marketing.

     C. Martin Harris, M.D., 47, has been a director since being elected by the Board of Directors in January 2003. Since 1996, Dr. Harris has been the Chief Information Officer and Chairman of the Information Technology Division of The Cleveland Clinic Foundation in Cleveland, Ohio and a Staff Physician for The
Cleveland Clinic Hospital and The Cleveland Clinic Foundation Department of General Internal Medicine. Additionally since 2000, he has been Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the Internet. Nationally, Dr. Harris serves as the Chairman of the National Health Information Infrastructure (NHII) Task Force of the Healthcare Information and Management Systems Society (HIMSS), the largest information and management systems society in the world. He is also the Chairman of the Foundation Board for the e-Health Initiative, a public policy and advocacy group that encourages the interoperability of information technology in healthcare. Dr. Harris is a director of CareScience, Inc. (Nasdaq), Philadelphia, Pennsylvania, a provider of care management services.

     Bernadine P. Healy, M.D., 58, has been a director since 1996. Dr. Healy has been a Medical and Health Columnist for U.S. News & World Report since October 2002. She has served on The President's Council of Advisors on Science and Technology (PCAST) since 2001, and was appointed to the Ohio Commission to Reform Medicaid in 2003. Dr. Healy was President and CEO, American Red Cross from September 1999 to December 2001. From 1995 to August 1999, Dr. Healy served as the Dean and Professor of Medicine of the College of Medicine and Public Health of The Ohio State University, Columbus, Ohio. From 1994 to 1995, Dr. Healy served as Director of Health and Science Policy at The Cleveland Clinic Foundation, Cleveland, Ohio; and from 1991 to 1993, she served as Director of the National Institutes of Health in Bethesda, Maryland. From 1985 to 1991, Dr. Healy served as the Chairman of the Research Institute of The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Healy is a Trustee of the Battelle Memorial Institute in Columbus, Ohio. Dr. Healy also serves as a director of Ashland, Inc. (NYSE), Covington, Kentucky, a company in specialized petroleum products; The Progressive Corporation (NYSE), Cleveland, Ohio, an automobile insurance company; and National City Corporation (NYSE), Cleveland, Ohio, a financial holding company with assets over $100 billion, providing a full range of banking and financial services. Dr. Healy also has been a Medical Contributor for CBS News.

     A. Malachi Mixon, III, 62, has been a director since 1979. Mr. Mixon has been Chief Executive Officer since 1979 and Chairman of the Board since 1983 and also served as President until 1996, when Gerald B. Blouch, Chief Operating Officer, was elected President. Mr. Mixon serves as a director of The Lamson & Sessions Co. (NYSE), Cleveland, Ohio, a supplier of engineered thermoplastic products, and The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products. Mr. Mixon also serves as Chairman of the Board of Trustees of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world's leading academic medical centers.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (Proposal No. 2)

     The Audit Committee has appointed Ernst & Young LLP to continue as our independent auditors to audit our financial statements for the year ended December 31, 2004. The Audit Committee and the Board of Directors are asking you to approve this appointment. During the year ended December 31, 2003, Ernst & Young LLP served as our principal auditors and provided tax and other services. See "Independent Auditors." Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Invacare's Board of Directors recommends that shareholders vote "FOR" the ratification and appointment of Ernst & Young LLP as our independent auditors.

               SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

Who are the largest holders of Invacare's outstanding common shares and total voting power?

     The following table shows, as of February 27, 2004, the share ownership of each person or group known by Invacare to beneficially own more than 5% of either class of shares of Invacare:

                                                                                    Class B
                                                      Common Shares              Common Shares
                                                    Beneficially owned        Beneficially owned*
                                                  ----------------------     ---------------------
                                                                                                        Percentage of
                                                  Number                     Number                  total voting power
Name and business address                           of                         of                       beneficially
   of beneficial owner                            Shares      Percentage     shares     Percentage          owned
------------------------------                    ------      ----------     ------     ----------          -----
A. Malachi Mixon, III                           2,187,297        6.8%       703,912       63.3%             21.4%
One Invacare Way,
Elyria, Ohio 44035 (1)

Joseph B. Richey, II                              822,219        2.6%       376,262       33.8%             10.9%
One Invacare Way,
Elyria, Ohio 44035 (2)

Ariel Capital Management, Inc.                  6,712,387       21.7%          -            -               16.0%
200 E. Randolph Dr, Suite 2900,
Chicago, IL 60601 (3)(4)

FMR Corp.                                       1,926,600        6.2%          -            -                4.6%
82 Devonshire Street,
Boston, MA  02109 (3)(5)

AXA Financial, Inc.                             1,904,712        6.2%          -            -                4.5%
1290 Avenue of the Americas
New York, NY  10104 (3)(6)

* All holders of Class B common shares are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1) Includes 1,109,325 common shares that may be acquired upon the exercise of stock options during the 60 days following February 27, 2004. For purposes of calculating the percentage of outstanding common shares beneficially owned by Mr. Mixon and his percentage of total shares beneficially owned, the common shares which he had the right to acquire during that period by exercise of stock options are considered to be outstanding. The number of shares shown as beneficially owned by Mr. Mixon also includes (i) 18,410 common shares owned by the trustee for Invacare Retirement Savings Plan,
     (ii) 206,336 common shares owned of record by Mr. Mixon's spouse, (iii) 27,316 common shares owned by Roundwood Capital, L.P., a limited partnership of which Mr. Mixon is a managing member of its general partner,
     (iv) 24,576 common shares owned by the trustee for a 1997 grantor retained annuity trust created by Mr. Mixon, (v) 24,577 common shares owned by the trustee for a 1997 grantor retained annuity trust created by Mr. Mixon's spouse, (vi) 127,812 common shares owned by the trustee for a 2003 grantor retained annuity trust created by Mr. Mixon, and (vii) 127,812 common shares owned by the trustee for a 2003 grantor retained annuity trust created by Mr. Mixon's spouse. The reporting person disclaims beneficial ownership of the shares held by the grantor retained annuity trusts created by the reporting person's spouse. Mr. Mixon disclaims beneficial ownership of those shares.

(2) Includes 181,600 common shares, which may be acquired upon the exercise of stock options during the 60 days following February 27, 2004. For purposes of calculating the percentage of outstanding common shares beneficially owned by Mr. Richey and his percentage of total shares beneficially owned, the common shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding.

(3) The number of common shares beneficially owned is based upon a Schedule 13G filed by the holder to reflect share ownership as of December 31, 2003.

(4) The Schedule 13G was filed by Ariel Capital Management, Inc., which has sole voting power with respect to 5,642,075 of the 6,712,387 common shares held, and sole dispositive power with respect to 6,710,767 of the 6,712,387 common shares held.

(5) The Schedule 13G was filed by FMR Corp., which has sole voting power with respect to 51,000 of the 1,926,600 common shares held, and sole dispositive power with respect to all 1,926,600 of the common shares held.

(6) The Schedule 13G was filed by AXA Financial, Inc., which has sole voting power with respect to 1,254,785 of the 1,904,712 common shares held, and sole dispositive power with respect to 804,412 of the 1,904,712 common shares held.

How much common shares and total voting power is held by Invacare's directors and executive officers?

     The following table sets forth, as of February 27, 2004, the share ownership of all directors, each of the five highest paying executive officers and all directors and executive officers as a group:

                                               Common Shares           Class B Common Shares
                                             beneficially owned         beneficially owned**
                                           ----------------------      ----------------------
                                                                                                   Percentage of
                                                                                                 total voting power
                                            Number                     Number                       beneficially
 Name of beneficial owner                  of shares    Percentage    of shares    Percentage          owned
 ------------------------                  ---------    ----------    ---------    ----------          -----
 Gerald B. Blouch (3)..................      521,912        1.7%          -            -                1.2%
 James C. Boland (3)...................       32,561          *           -            -                  *
 Michael F. Delaney (3)................       16,566          *           -            -                  *
 Whitney Evans (3).....................       40,990          *           -            -                  *
 C. Martin Harris, M.D. (3)............        4,836          *           -            -                  *
 Bernadine P.  Healy, M.D. (3).........       35,748          *           -            -                  *
 John R. Kasich (3)....................       16,973          *           -            -                  *
 A. Malachi Mixon, III (1).............    2,187,297       6.8%        703,912        63.3%            21.4%
 Dan T. Moore, III (3).................      176,283          *           -            -                  *
 Joseph B. Richey, II (2)..............      822,219       2.6%        376,262        33.8%            10.9%
 Louis F.J. Slangen (3)................      136,047          *           -            -                  *
 Gregory C. Thompson (3)...............       30,222          *           -            -                  *
 William M. Weber (3)..................       89,713          *           -            -                  *
 All executive officers and Directors
 as a group (17 persons) (3)...........    4,174,987      12.7%      1,080,174        97.1%            34.0%

*    Less than 1%.

** All holders of Class B common shares are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1)  See Footnote 1 to the preceding table.

(2)  See Footnote 2 to the preceding table.

(3) The common shares beneficially owned by Invacare's executive officers and directors as a group include an aggregate of 2,021,557 common shares, which may be acquired upon the exercise of stock options during the 60 days following February 27, 2004. For purposes of calculating the percentage of outstanding common shares beneficially owned by each of Invacare's executive officers and directors, and all of them as a group, and their percentage of total shares beneficially owned, common shares which they had the right to acquire by exercise of stock options within 60 days of February 27, 2004, are considered to be outstanding. The number of common shares that may be acquired by the exercise of such stock options for the noted individuals is as follows: Mr. Blouch, 425,725 shares; Mr. Boland, 31,561 shares; Mr. Delaney, 5,566 shares; Mr. Evans, 13,799 shares; Dr. Harris, 4,836 shares; Dr. Healy, 30,748 shares; Mr. Kasich, 16,973 shares; Mr. Moore, 16,024 shares; Mr. Slangen, 104,800 shares; Mr. Thompson, 20,500 shares; and Mr. Weber, 3,750 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     The rules of the SEC require us to disclose late filings of reports of stock ownership, and changes in stock ownership, by our directors and executive officers. To the best of Invacare's knowledge, all of the filings were made on a timely basis in 2003, except for the twelve monthly purchases of 6,497 phantom common shares by Mr. Richey during 2003 pursuant to a right to defer compensation under the 401(k) Benefit Equalization Plus Plan, all of which were reported on a Form 5, dated December 31, 2003; and the sale of 15,000 common shares on January 23, 2002 and the gifting of 150 common shares on December 27, 2002 by William M. Weber, all of which were reported on a Form 5, dated December 31, 2003.

                              CORPORATE GOVERNANCE

How many times did the Board meet in 2003?

     The Board of Directors held four meetings during the fiscal year ended December 31, 2003. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period he or she served as a director and (2) the total number of meetings held by committees of the Board on which he or she served, except for Dr. Harris who attended two-thirds of the Investment Committee meetings. Board members are expected to attend Invacare's annual meeting of shareholders, and each director attended last year's annual shareholder meeting. The independent directors meet in executive sessions after the end of each of the regularly scheduled Board meetings. The chairpersons of the four standing committees of the Board will rotate presiding over such sessions.

Who are the current members of the different Board committees?

----------------------------------------------------------------------------------------------------------------
                                                          Compensation,
                                   Audit            Management Development and          Nominating    Investment
           Director              Committee        Corporate Governance Committee        Committee     Committee
----------------------------     ---------        ------------------------------        ----------    ----------
Gerald B. Blouch
James C. Boland                      *                          **
Michael F. Delaney                                                                                          *
Whitney Evans                                                   *                                           **
C. Martin Harris, M.D.                                                                                      *
Bernadine P. Healy, M.D.                                        *                           **
John R. Kasich                                                                                              *
A. Malachi Mixon, III
Dan T. Moore, III                    *                                                      *
Joseph B. Richey, II
William M. Weber                     **                         *                           *
----------------------------------------------------------------------------------------------------------------

         *   Member
         **  Chairperson

What are the principal functions of the Board committees?

     The Board has an Audit Committee; a Compensation, Management Development and Corporate Governance Committee; a Nominating Committee; and an Investment Committee.

     Audit Committee. The Audit Committee assists the Board in monitoring (i) Invacare's compliance with legal and regulatory requirements, (ii) the integrity of Invacare's financial statements, and (iii) the independence, performance and qualifications of Invacare's internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A and is available at www.invacare.com by clicking on the link for Investor Relations. The Audit Committee met eight times during 2003.

     Our Board has determined that each member of the Audit Committee satisfies the current independence standards of the New York Stock Exchange listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board also has determined that each of James C. Boland and William
M. Weber qualify as an "audit committee financial expert" as that term is defined in Item 401(h) of Regulation S-K. As audit committee financial experts, each of Messrs. Boland and Weber satisfy the New York Stock Exchange accounting and financial management expertise requirements.

     Compensation,  Management  Development and Corporate Governance  Committee.
The Compensation, Management Development and Corporate Governance Committee assists the Board in developing and implementing (i) executive compensation programs that are fair and equitable and that are effective in the recruitment, retention and motivation of executive talent required to successfully meet Invacare's strategic objectives, (ii) a management succession plan that meets Invacare's present and future needs, and (iii) Invacare's corporate governance policies and guidelines. Each of the current members of the Compensation, Management Development and Corporate Governance Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Compensation, Management Development and Corporate Governance Committee, which is available at www.invacare.com by clicking on the link for Investor Relations. The Committee met three times during 2003.

     Nominating Committee. The Nominating Committee assists the Board in identifying and recommending individuals qualified to become directors and will consider all qualified nominees recommended by shareholders. William M. Weber replaced A. Malachi Mixon, III as a member in March 2004. Each of the current members of the Nominating Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Nominating Committee, which is available at www.invacare.com by clicking on the link for Investor Relations. The Nominating Committee met once during 2003.

     Investment Committee. The Investment Committee assists the Board in monitoring the investments of the Invacare Retirement Savings Plan and other plans designated by the Board or the Investment Committee. Each of the current members of the Investment Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Investment Committee, which is available at www.invacare.com by clicking on the link for Investor Relations. The Investment Committee met three times during 2003.

How does the Board determine whether non-employee directors are independent?

     The Board examined the transactions and relationships between Invacare and its affiliates and each of the directors, any of their immediate family members and their affiliates. Based on this review, the Board affirmatively determined that each of the non-employee directors are independent and do not have any direct or indirect material relationship with Invacare pursuant to the categorical standards set forth in Invacare's Corporate Governance Guidelines. The Corporate Governance Guidelines adopted by the Board, which is available at www.invacare.com by clicking on the link for Investor Relations, meet or exceed the independence requirements set forth in the New York Stock Exchange listing standards

How are proposed director nominees identified, evaluated and recommended for nomination?

     The Nominating Committee will seek candidates for an open director position by soliciting suggestions from Committee members, the Chairman of the Board, incumbent directors, senior management or others. The Committee also may retain a third-party executive search firm to identify candidates from time to time. Additionally, the Committee will consider any unsolicited recommendation for a potential candidate to the Board from Committee members, the Chairman of the Board, other Board members, management and shareholders. The Committee will accept shareholder recommendations regarding potential candidates for the Board, provided that shareholders send their recommendations to the Chairperson of the Committee, c/o Executive Officers, Invacare Corporation, One Invacare Way, Elyria, Ohio 44036, with the following information:

     o    The name and contact information for the candidate;

     o A brief biographical description of the candidate, including his or her employment for at least the last five years, educational history, and a statement that describes the candidate's qualifications to serve as a director;

     o A statement describing any relationship between the candidate and the nominating shareholder, and between the candidate and any employee, director, customer, supplier, vendor or competitor of Invacare; and

     o The candidate's signed consent to be a candidate and to serve as a director if nominated and elected, including being named in Invacare's proxy statement.

     Once the Nominating Committee has identified a prospective candidate, the Committee makes a determination whether to conduct a full evaluation of the candidate. This initial determination is based primarily on the Board's need to fill a vacancy or desire to expand the size of the Board as well as the likelihood that the candidate can meet the Nominating Committee's evaluation criteria set forth below, as well as compliance with all other legal and regulatory requirements. The Nominating Committee will rely on public information about a candidate, personal knowledge of any committee or Board member or member of management regarding the candidate, as well as any information submitted to the Committee by the person recommending a candidate for consideration. The Nominating Committee, after consultation with the Chairman of the Board, will decide whether additional consideration of the candidate is warranted.

     If additional consideration is warranted, the Nominating Committee may request the candidate to complete a questionnaire that seeks additional information about the candidate's independence, qualifications, experience and other information that may assist the Committee in evaluating the candidate. The Committee may interview the candidate in person or by telephone and also may ask the candidate to meet with senior management. The Committee then evaluates the candidate against the standards and qualifications set out in the Nominating Committee's charter. Additionally, the Nominating Committee shall consider other relevant factors as it deems appropriate (including independence issues and familial or related party relationships).

     Before nominating an existing director for re-election at an annual meeting, the Committee will consider:

     o    The director's value to the Board; and

     o Whether the director's re-election would be consistent with Invacare's governance guidelines.

     After completing the Nominating Committee's evaluation of new candidates or existing directors whose term is expiring, if the Committee believes the candidate would be a valuable addition to the Board or the existing director is a valued member of the Board, then the Nominating Committee will make a recommendation to the full Board that such candidate or existing director should be nominated by the Board. The Board will be responsible for making the final determination regarding prospective nominees after considering the recommendation of the Committee.

How can shareholders communicate with the Board?

     Shareholders may communicate their concerns directly to the entire Board or specifically to non-management directors of the Board. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Shareholder Communication, c/o Executive Offices, Invacare Corporation, One Invacare Way, Elyria, Ohio 44036. The status of all outstanding concerns addressed to the entire Board or only to non-management directors will be reported to the Chairman of the Board or to the chair of the Audit Committee, respectively, on a quarterly basis.

How are directors compensated?

     Non-employee directors are paid a $30,000 annual retainer, $2,000 per Board meeting attended and $1,500 per committee meeting attended, or $2,000 per committee meeting for the committee chairperson. If a committee meets via teleconference, they receive half of the normal committee attendance fee. The Chairman of the Audit Committee receives an additional retainer of $20,000 per year.

     Directors are eligible to defer compensation payable by Invacare for their services as a director under the Invacare Corporation 1994 Performance Plan. Mr. Boland deferred $41,000, Mr. Delaney deferred $3,600, Mr. Evans deferred $19,500, Dr. Healy deferred $37,500 and Mr. Kasich deferred $36,000 of their 2003 compensation and as a result each was issued stock options at a 25% discount based on the 1994 Plan. In addition, all non-employee directors received stock option grants to acquire up to 2,000 shares vesting over a four-year term.

Certain Relationships and Related Transactions

     During 2003, Invacare purchased travel services from a third party private aircraft charter company. One of the aircrafts available to be used by the charter company is owned by Mr. Mixon and Mr. Richey. Invacare paid approximately $413,000 to the charter company for use of the aircraft owned by Mr. Mixon and Mr. Richey. Invacare believes that the prices and terms charged are no less favorable than those, which could be obtained from unrelated parties.

     Invacare has an investment in NeuroControl Corporation, a privately held company that develops and markets electromedical stimulation systems for stroke patients in Cleveland, Ohio. Invacare loaned an additional $1,625,000 to NeuroControl in 2003. Mr. Richey is the Chairman of the Board and Chief Executive Officer, Mr. Blouch serves as a director and various directors and executive officers have minority equity investments in NeuroControl.

                       AUDIT COMMITTEE AND RELATED MATTERS

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

Report of the Audit Committee

     The Audit Committee assists the Board of Directors in its oversight and monitoring of:

     o    the Company's compliance with legal and regulatory requirements;

     o    the integrity of the Company's financial statements; and

     o the independence, performance and qualifications of the Company's internal and independent auditors.

     The Audit Committee's activities are governed by a written charter adopted by the Board of Directors which is attached to this proxy statement as Appendix A and is available on the Company's website (www.invacare.com) by clicking on the link for Investor Relations.

     Each member of the Audit Committee satisfies the independence requirements set forth in the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

     Management  has the  primary  responsibility  for the  Company's  financial statements and the reporting process, including the system of internal disclosure and controls. Ernst & Young LLP, the Company's independent auditors for 2003, audited the annual financial statements prepared by management and expressed an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

     As part of its oversight responsibilities, the Audit Committee met and held discussions with management, with Ernst & Young LLP and with PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, (Communication with Audit Committees).

     In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), related to the auditors' independence. The Audit Committee discussed with Ernst & Young LLP their independence from the Company and its management and considered the compatibility of non-audit services with the auditors' independence.

     In December 2002, management established an internal audit function for the Company. The Company engaged PricewaterhouseCoopers LLP to conduct internal audit services and report its analyses, findings and recommendations directly to the Audit Committee. The Audit Committee met with PricewaterhouseCoopers LLP and Ernst & Young LLP, with and without management present, to discuss their examinations, their continuing evaluation of the Company's internal and disclosure controls and the overall quality of the Company's internal procedures and controls over financial reporting.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

     The Audit Committee has appointed Ernst & Young LLP as the Company's independent auditors for its 2004 fiscal year and the Company is seeking ratification for such appointment at the 2004 Annual Meeting of Shareholders.

                                 AUDIT COMMITTEE

                           William M. Weber, Chairman
                                 James C. Boland
                                Dan T. Moore, III

Independent Auditors

     The Audit Committee and the Board of Directors have selected Ernst & Young LLP to continue as independent auditors to audit the financial statements of Invacare for the fiscal year ending December 31, 2004. The Audit Committee is asking you to approve this appointment. Fees for services rendered by Ernst & Young L.L.P. were:

                                                       2003              2002
                                                    ---------          ---------
     Audit Fees                                    $1,399,000         $1,043,000
     Audit-Related Fees                                89,000             47,000
     Tax Fees
          Tax Compliance Services                     538,000            382,000
          Tax Advisory Services                       614,000            785,000
                                                    ---------          ---------
                                                    1,152,000          1,167,000
     All Other Fees
                                                            -                  -
                                                    ---------          ---------

     Total                                         $2,640,000         $2,257,000
                                                   ==========         ==========

     Audit Fees. Fees for audit services include fees associated with the audit of our annual financial statements and review of quarterly statements, including statutory audits required domestically and internationally. Audit fees also include fees associated with consents, assistance with and review of documents filed with the SEC; other services in connection with statutory and regulatory filings or engagements, as well as accounting consultations billed as audit consultations and other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.

     Audit-Related Fees. Audit-related services principally include accounting consultations, audits in connection with proposed or completed acquisitions, and advisory and assistance with implementation of Sarbanes-Oxley Act Section 404 internal control reporting requirements.

     Tax Fees. Fees for tax services include tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

     The Audit Committee has adopted a policy that requires advance approval for all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairperson of the Audit Committee authority to approve certain permitted services, provided that the Chairperson reports any such decisions to the Audit Committee at its next scheduled meeting.

                             EXECUTIVE COMPENSATION

     The following Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

Report of the Compensation, Management Development and
Corporate Governance Committee on Executive Compensation

     The Compensation, Management Development and Corporate Governance Committee of the Board of Directors is responsible for reviewing the Company's existing and proposed executive compensation plans and making determinations regarding the contents of these plans and the awards to be made pursuant to such plans.

     Each of the current members of the Committee meets the definitions of (i) "independent" within the meaning of the New York Stock Exchange listing standards, (ii) a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (iii) an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the 2003 compensation of the Company's Chief Executive Officer and other executive officers.

     The Committee has determined that the Company, as a performance-driven business, should reward outstanding financial results with superior compensation. The Committee's strategy for carrying out this philosophy is to attempt to link executive compensation with the Company's financial performance, while including stock ownership as a key part of executive compensation. The Committee also recognizes the importance of maintaining compensation at competitive levels in order to attract and retain talented executives.

     In order to gauge the competitiveness of the Company's executive compensation levels, the Committee receives market data from an independent consulting firm regarding executive compensation paid by other companies having similar annual revenues, as well as larger employers with which the Company must compete for talent. The Committee relies on its independent consultant to identify  a  representative  group  of  potentially  competitive  employers.  In determining this group of surveyed employers, the independent consultant assembled market data on companies having similar projected revenues, with particular emphasis on durable goods manufacturers. In addition, larger employers are surveyed, as the Committee believes they are also significant competitors for executive talent. Thus, the Committee and its independent consultant believe that the Company's most direct competitors for executive talent are not necessarily the companies that would be included in the peer group established to compare shareholder returns. The data is then reviewed and adjusted for the scope of the position within the Company as compared to the equivalent responsibilities of the survey data.

     The Committee also considers recommendations from the consulting firm on various facets of the Company's executive compensation program. In general, base salaries are established at market median levels for comparable positions but an opportunity for significantly higher compensation is provided through annual cash bonuses. These opportunities are dependent upon material, year-to-year improvement in earnings per share. In addition, long-term compensation is awarded in the form of stock options, restricted stock grants or in other forms deemed appropriate by the Committee in order to provide key executives with competitive financial benefits, to the extent that shareholder value is enhanced.

     Annual Base Salary. Since the Company has determined to link overall compensation with financial performance, the base salary ranges for its executives are targeted on an annual basis at approximately the 50th percentile of ranges established by surveyed employers for executives having similar responsibilities. The Committee receives annual survey information from the independent consultant and also reviews annual recommendations from the CEO in order to establish appropriate salary levels for each of the executive officers

(other than the CEO). The Committee takes into account whether each executive met key objectives, as well as consideration of potential future contributions. A determination also is made as to whether the base salary provides an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance. Important financial performance objectives (some of which may not be applicable to all executives) include net sales, income from operations, cost controls, earnings before income tax, earnings per share, return on assets and return on net assets employed. Operating objectives vary for each executive and typically change from year-to-year. Financial and operating objectives are considered subjectively in the aggregate and are not specifically weighted in assessing performance. Increases in 2003 base salaries were based on the subjective judgment of the Committee taking into account the CEO's input regarding each executive's achievement of applicable 2002 operating and financial objectives and the targeted salary ranges as determined by the market study received from the independent consultant. Resulting base salaries for the Company's executives, including the CEO, generally were slightly above the targeted range.

     In determining the CEO's base salary for 2003, the Committee took into account the survey results regarding a 50th percentile salary range of chief executive officers at comparable employers, as well as the financial performance objectives described above. The Committee noted that, under the CEO's leadership, key manufacturing consolidation occurred in the United States, Europe, and Australia in the past few years. For instance, in order to compete with cheap foreign imports, the Company recently accelerated various initiatives (including internal manufacturing capabilities) to source certain standard products in China. These activities have allowed the Company to grow market share and extend current product lines, complement existing businesses, utilize its distribution strength, streamline operations and expand its geographic presence. Additionally, the CEO has backed a strong commitment to reenergize the Company's research and development activities. As a direct benefit of this increased commitment, the Company successfully introduced a number of new and/or improved products into the marketplace in 2003. The CEO continued his role as the leading industry spokesperson on behalf of the home medical equipment industry, putting Invacare in a position to help shape public policy instead of being forced to react to policy changes. Progress also was made in meeting the Company's long-term strategic objectives that are set by management and reviewed by the Board each year. It is the Committee's opinion that these objectives are a key to the ongoing success of the Company. They also reflect the CEO's strong understanding of the industry and what is required to continue to sustain superior financial and operating performance. The Committee also believes that the CEO has instituted actions that keep the Company's strategic direction in line with the ever-changing marketplace in which the Company operates. This includes his leadership role in identifying strategic initiatives that need to be accelerated to keep the Company competitive and recognizing the costs and benefits associated with these initiatives. The Committee noted that the CEO's continuing commitment to enhance the Company's brand recognition with several initiatives, including the multi-faceted program featuring Arnold Palmer as the Company's spokesperson. Additionally, the CEO has assumed a proactive role in addressing corporate governance issues presented by the Sarbanes-Oxley Act of 2002 and the newly revised New York Stock Exchange listing standards. These accomplishments and consideration of potential future contributions resulted in the CEO's base salary at the targeted 50th percentile salary range.

     Annual  Cash  Bonus.   Consistent   with  its  philosophy   that  executive
compensation should be linked with the Company's financial performance, the Committee has determined that annual total cash compensation (salary plus bonus) should be targeted at the 75th market percentile of surveyed employers when the Company meets commensurately challenging financial goals, as previously outlined, in addition to subjective factors as the Committee deems appropriate.

     With the assistance of the independent consultant, the Committee has determined (and annually reviews) the appropriate bonus targets for each executive officer (as a percentage of his or her salary) so that annual total cash compensation for such executive officer will reach or slightly exceed the 75th market percentile if targeted earnings per share objectives are achieved, but with unlimited potential. During this process, the Committee also may determine that an executive's performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the market norm.

     Each year, the Committee considers the recommendation from the CEO regarding the appropriate target for that year's earnings per share at which target bonuses will be earned. Under normal conditions, no bonuses are payable if earnings per share before unusual or non-recurring charges does not improve over the prior year and bonuses increase on a linear basis if earnings per share exceeds the targeted level. Targeted earnings per share before unusual items is generally set at a level which the Committee believes is challenging but achievable, and when achieved, the executives are deserving of compensation at the 75th market percentile. Net sales and earnings per share reached new records in 2003 and internal targets established for the year were exceeded. As a result, bonuses were paid to the key executives for 2003 and the total cash compensation paid for 2003 was slightly above the targeted 75th market percentile as determined by the Committee.

     The CEO's annual cash bonus was targeted to approximate the 75th percentile of total cash compensation paid to chief executive officers by surveyed employers if the Company's earnings per share objective set by the Committee was achieved. In determining the level of total cash compensation to be targeted for the CEO in 2003, the Committee took into account the same factors and events described above under "Annual Base Salary." The CEO received a cash bonus for 2003 of 100% of his base salary because of the Company's record performance and given that the internal targets were achieved.

     Survey data from the independent consultant indicates that the Company's annual executive bonuses as a percent of net income at target levels remain competitive with comparable employers with comparable performance.

     Long-Term Compensation Program. The Company's long-term compensation program is based on the award of stock options and selective restricted stock awards, as well as other forms of stock and performance-based incentives deemed appropriate by the Committee. Total long-term compensation is targeted at approximately the 75th percentile for long-term compensation by surveyed employers but with unlimited potential based on the performance of Invacare's stock. Stock options generally are issued as non-qualified options under the Invacare Corporation 2003 Performance Plan, are granted at market price, vest in accordance with a schedule established by the Committee (generally over four years) and expire after ten years.

     Each year, the Committee determines the appropriate percentage of each executive's salary, which should be targeted as long-term compensation. The targeted percentage of salary and the stock compensation proposed for each executive officer also may be affected by the factors previously described in establishing base salaries. The stock compensation granted to each executive officer is determined based upon the previously agreed upon target level for long-term compensation and upon the projected value of the stock compensation as reflected by a valuation formula recommended by the independent consultant. The stock compensation granted to each executive in 2003 was based on the subjective judgment of the Committee, taking into account the CEO's comments regarding the executive's achievement of the applicable 2002 objectives (as described above under "Annual Base Salary") and the targeted range for long-term compensation. No particular weight was assigned to any one objective. Outstanding stock compensation held by an executive officer is generally not considered when the Committee determines the new stock compensation to be granted. Utilizing the valuation formula recommended by the Company's independent consultant, the stock compensation granted to the Company's executives (including the CEO) resulted in a value of long-term compensation at or near the targeted range for each executive.

     The Committee awarded stock compensation to the CEO in 2003 based upon the foregoing targets and formula and taking into account the same factors and events utilized in establishing the CEO's base salary for the year.

     The Company made stock compensation grants (either in the form of stock options or restricted stock) in March and August of 2003 with respect to long-term compensation payable with respect to 2003.

     In March 2000, the Committee approved a special stock option grant to the CEO. The grant vests over four years depending upon the completion of specific goals related to succession planning. During 2003, the Committee determined that the established goals had been met to allow the third year's vesting.

     Other Matters. Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a public company's chief executive officer and any of its four other highest paid executive officers is not deductible to the company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Committee believes that grants of stock options under the Company's long-term compensation plans qualify for full deductibility under Section 162(m). Restricted stock grants and certain cash bonus awards paid to key executive officers may not qualify for the exception for performance-based compensation. At this time, based upon the Company's current compensation structure, the Committee believes that it is in the best interests of the Company and its shareholders for the Committee to retain flexibility in awarding incentive compensation in the form of restricted stock grants and cash bonus awards that may not qualify for the exception for performance-based compensation. The Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on the Company and intends to make a determination with respect to this issue on an annual basis.

                    COMPENSATION, MANAGEMENT DEVELOPMENT AND
                         CORPORATE GOVERNANCE COMMITTEE

                            James C. Boland, Chairman
                                  Whitney Evans
                            Bernadine P. Healy, M.D.
                                William M. Weber

Summary Compensation Table

     The table below shows the annual and long-term compensation for services in all capacities to Invacare of the Chief Executive Officer and the four other most highly compensated executive officers of Invacare.

 -------------------------------- ------------------------------------------- -----------------------------------------

                                              Annual Compensation                       Long-Term Compensation
 -------------------------------- ------------------------------------------- -----------------------------------------
                                                                   Other
                                                                   Annual                    Restricted      All Other
                                                                   Compen-       Securities     Stock         Compen-
            Name and                        Salary     Bonus      sation ($)     Underlying   Awards ($)     sation ($)
       Principal Position           Year      ($)       ($)         (1)          Options (#)     (2)            (3)
 -------------------------------- ------- ---------- ---------- ------------- ------------- -------------- ------------
 -------------------------------- ------- ---------- ---------- ------------- ------------- -------------- ------------
 A. Malachi Mixon, III              2003    948,000   948,000      16,078          137,900     455,907         635,102
      Chairman and Chief            2002    903,000      -         15,590          122,400     430,124         366,471
      Executive Officer             2001    860,000      -           -             112,800     461,198         379,913

 Gerald B. Blouch                   2003    585,833   557,650      11,244           58,700     282,213          45,187
      President and                 2002    559,000      -         39,504           55,000     266,072         117,284
      Chief Operating Officer       2001    532,000      -           -              50,600     284,544         141,168

 Joseph B. Richey, II               2003    369,000   276,750      14,273           15,400        -             26,368
      President-Invacare            2002    355,000      -         43,587           17,000        -             42,660
      Technologies and Senior       2001    341,000      -           -              15,800        -             60,043
      Vice President-Electronic
      & Design Engineering

 Louis F.J. Slangen                 2003    327,600   245,700      31,910           21,500        -             24,720
      Senior Vice President -       2002    315,000      -         11,572           21,800      84,650          63,649
      Sales and Marketing           2001    300,000      -           -              20,000        -             69,921

 Gregory C. Thompson,               2003    315,000   236,250      57,529           28,800     159,038          69,012
     Senior Vice President &        2002     78,500      -           -              82,000     150,420             263
     Chief Financial Officer
 -------------------------------- ------- ---------- ---------- ------------- ------------- -------------- ------------

(1)  Amount for Mr. Thompson  includes $47,387 in moving expenses.

(2) As described under "Compensation, Management Development and Corporate Governance Committee Report on Executive Compensation," Invacare granted

     28,894 restricted stock awards on March 12, 2003 that related to special long-term compensation. The awards of 14,683 shares to Mr. Mixon, 9,089 shares to Mr. Blouch and 5,122 shares to Mr. Thompson vest 25% annually, beginning March 31, 2004, and dividends accrue based on the total shares awarded as of the date granted. The value of the restricted awards is equal to the amounts disclosed above and is based on the stock price on the date of grant. At the end of last year, restricted stock awards held were:
     30,045 for Mr. Mixon, 18,582 for Mr. Blouch, 2,500 for Mr. Slangen and 8,572 for Mr. Thompson.

(3) Includes: (a) Invacare contributions in the amount of $12,000 for Mr. Mixon, Mr. Blouch, Mr. Richey, Mr. Slangen and Mr. Thompson under the Invacare Retirement Savings Plan, a defined contribution plan; (b) Invacare contributions of: $44,430 for Mr. Mixon, $19,941 for Mr. Blouch, $10,000 for Mr. Richey, $7,530 for Mr. Slangen and $2,300 for Mr. Thompson, under Invacare's 401(k) Plus Benefit Equalization Plan, a defined contribution plan; (c) the dollar value of compensatory life insurance benefits, under Invacare's Executive Life Insurance Plan, in the amounts of $4,799 for Mr. Blouch, $2,340 for Mr. Richey, $1,953 for Mr. Slangen and $54,712 for Mr. Thompson (Mr. Mixon is not covered by a split-dollar life insurance benefit); (d) payments by Invacare, related to premiums under Invacare's Executive Disability Income Plan, in the amounts of $8,447 for Mr. Blouch, $2,028 for Mr. Richey and $3,237 for Mr. Slangen, (Mr. Mixon and Mr.
     Thompson do not  participate  in  Invacare's  Executive  Disability  Income
     Plan); (e) payment by Invacare for the premium of a life insurance policy for Mr. Mixon amounting to $3,564; (f) payment by Invacare for the premium of a disability insurance policy for Mr. Mixon amounting to $7,730; (g) vested portion of Invacare's one-time contribution for Mr. Mixon for his non-participation in the Executive Life Insurance Plan since its inception equal to $567,378.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2003 about our common shares that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including the Invacare Corporation 2003 Performance Plan, the Invacare Corporation 1994 Performance Plan and the 1992 Non-Employee Directors Stock Option Plan.

 ------------------------------------ ------------------------ --------------------- --------------------------------
                                       Number of securities     Weighted-average      Number of securities remaining
                                         to be issued upon      exercise price of     available for future issuance
                                            exercise of            outstanding          under equity compensation
                                       outstanding options,     options, warrants      plans (excluding securities
 Plan Category                         warrants and rights         and rights            reflected in column(a))
                                               (a)                    (b)                         (c)
 ------------------------------------ ------------------------ --------------------- --------------------------------
 Equity compensation plans approved
 by security holders                         4,518,890                $27.34                     1,670,600 (1)
 ------------------------------------ ------------------------ --------------------- --------------------------------
 Equity compensation plans not
 approved by security holders                   17,271 (2)                --                            --
 ------------------------------------ ------------------------ --------------------- --------------------------------
 Total                                       4,536,161                $27.34                     1,670,600
 ------------------------------------ ------------------------ --------------------- --------------------------------

(1) Represents shares available under the Invacare Corporation 2003 Performance Plan except for 21,800 common shares remaining available under the Invacare Corporation 1994 Performance Plan, which can be granted at an exercise price less than market value. The Invacare Corporation 2003 Performance Plan allows for the granting of no more than 300,000 shares at an exercise price of zero and no more than 200,000 shares at an exercise price of not less than 75% of the market value on the date the option is granted.

(2) Represents phantom share units in the Invacare Corporation 401(k) Plus Benefit Equalization Plan.

     The Invacare Corporation 401(k) Plus Benefit Equalization Plan, created in March of 1994, is a non-qualified contributory savings plan for highly compensated associates. The program is offered to allow participants to defer compensation above the amount allowed in the Invacare Retirement Savings Plan, our qualified retirement plan, and provides the ability for additional pre-tax savings opportunities.

     In addition to individual deferrals, Invacare provides a matching contribution and a quarterly contribution. The 401(k) Plus Plan works in tandem with the Invacare Retirement Savings Plan, in that funds may be transferred to the qualified plan on an annual basis, as determined by IRS limitations. Participants may allocate contributions among an array of funds, including Invacare common shares, representing a full range of risk/return profiles.

     The earnings in the deferral accounts are based on the net earnings of the underlying fund. Thus participant accounts are credited with hypothetical appreciation, depreciation and dividends. Participants do not have any direct interest or ownership of the funds. Participant's contributions are always 100% vested in the plan and employer contributions vest according to a 5 year graduated scale. All distributions from the plan are in the form of cash.

Option Grants In Last Fiscal Year

     The following table shows, for the Chief Executive Officer and the four other most highly compensated executive officers, the stock options granted in 2003, which were granted under the Invacare Corporation 1994 and 2003 Performance Plans.

----------------------------------------------------------------------------------- ------------------------------------
                                Individual Grants
-----------------------------------------------------------------------------------
                               Number      % of Total
                                 of          Options       Exercise
                             Securities    Granted to       Price                        Potential Realizable Value
                             Underlying     Employees        (2)                          at Assumed Annual Rates
                              Options       in Fiscal      ($ per      Expiration       of Share Price Appreciation
          Name              Granted (1)(#)    Year          Share)        Date              for Option Term (3)
-------------------------- --------------- ------------- ----------- ------------- -------------------------------------
-------------------------- --------------- ------------- ----------- ------------- -------------------------------------
                                                                                         5% ($)               10%($)
-------------------------- --------------- ------------- ----------- ------------- -------------------------------------
A. Malachi Mixon, III          137,900         21.0%        37.70       8/20/13        3,270,000            8,286,000
Gerald B. Blouch                58,700          8.9%        37.70       8/20/13        1,392,000            3,527,000
Joseph B. Richey, II            15,400          2.3%        37.70       8/20/13          365,000              925,000
Louis F.J. Slangen              21,500          3.3%        37.70       8/20/13          510,000            1,292,000
Gregory C. Thompson             28,800          4.4%        37.70       8/20/13          683,000            1,730,000

All Shareholders (4)               N/A           N/A          N/A           N/A      724,200,000        1,874,200,000
-------------------------- --------------- ------------- ----------- ------------- ---------------- -- -----------------

(1) Options become 100% exercisable on September 30, 2007 and vest over four years at a rate of 25% per year, commencing in 2004.

(2) The exercise price is equal to the fair market value of Invacare's common shares as of the date of grant.

(3) Potential Realizable Value is based on assumed annual growth rates for the 10-year term of the option. The assumed rates of 5% and 10% are set by the SEC and are not intended to be a forecast of Invacare's common share price and are not necessarily indicative of the actual values, which may be realized by the above executive officers or shareholders. Actual gains, if any, on stock options exercised are dependent on the actual performance of the stock.

(4) The potential gain realizable by all shareholders (based on 29,968,913 common shares and 1,112,023 Class B common shares outstanding at the exercise price of $37.70 per share as of the grant date of August 20, 2003) at 5% and 10% assumed annual growth rates over a term of 10 years is provided as a comparison to the potential gain realizable by each of the above executive officers at the same assumed annual rates of appreciation in share value over the same 10-year term. The value of a common share would appreciate to approximately $61.00 per share at an assumed 5% annual growth rate and would appreciate to approximately $98.00 at an assumed 10% annual growth rate.

     Each of the options issued under Invacare's stock option plans includes a provision which provides that the option shall become immediately exercisable, unless stated otherwise in the option agreements, upon the commencement of a tender offer for Invacare's common shares or at any time within 90 days before a dissolution, liquidation or certain mergers or consolidations of Invacare. Upon the occurrence of the merger or consolidation, the option may be adjusted or amended as the Compensation, Management Development and Corporate Governance Committee of the Board of Directors deems appropriate and equitable. Under the terms of Invacare's stock option plans, the Committee also may grant reload options under any circumstances as it deems appropriate.

Option Exercises And Year-End Value Table

     The table below shows information with respect to options exercised by, and the value of unexercised options under Invacare's stock option plans for the Chief Executive Officer and the four other most highly compensated executive officers.

    --------------------------------------------------------------------------------------------------------------------
                           Aggregated Option Exercises in 2003 and Option Value at Year-End 2003
    --------------------------------------------------------------------------------------------------------------------
                                                             Number of Securities          Value of Unexercised In-the-
                                 Number of                  Underlying Unexercised               Money Options at
                                  Shares         Value      Options at 12/31/03 (#)              12/31/03 (2) ($)
                                Acquired on     Realized    -------------------------      ----------------------------
                 Name           Exercise (#)     (1) ($)    Exercisable Unexercisable      Exercisable   Unexercisable
    -------------------------- --------------- ------------ ------------ -------------      ----------- ----------------
    A. Malachi Mixon, III          48,600       1,335,771    1,109,325     383,925          18,570,345       2,716,918
    Gerald B. Blouch               41,000         958,435      425,725     241,075           7,078,246       2,428,805
    Joseph B. Richey, II           22,400         424,592      203,400      41,300           3,653,296         226,045
    Louis F.J. Slangen               -              -          128,800      53,100           2,036,857         271,051
    Gregory C. Thompson              -              -           20,500      90,300             157,235         548,601
    --------------------------- ------------- -------------- ------------ -------------     ----------- ----------------

     (1) Represents the difference between the option exercise price and the closing price of the common shares on the NYSE on the date of exercise.

     (2) The "Value of Unexercised In-the-Money Options at 12/31/03" is equal to the difference between the option exercise price and the closing price of $40.37 of a common share on the NYSE on December 31, 2003.

Pension Plans

     We have established a Supplemental Executive Retirement Plan (SERP) for certain executive officers to supplement other savings plans offered by Invacare to provide a specific level of replacement compensation for retirement. The annual benefit is a single-life annuity in an amount equal to a portion of final earnings. The maximum benefit is 50% at 15 years of service. This annual benefit is reduced by the annual value of Invacare contributions to the qualified Invacare Retirement Savings Plan, Invacare contributions to the nonqualified Invacare Corporation 401(k) Plus Benefit Equalization Plan, and one-half of the annual Social Security benefit plus other offsets.

     This plan is a nonqualified plan and thus, the benefits accrued under this plan are subject to the claims of our general creditors if Invacare were to file for bankruptcy. The benefits will be paid (1) from an irrevocable grantor trust funded from our general funds or (2) directly from our general funds.

     The following table reflects the estimated annual single-life annuity payment, without reductions for applicable offsets, payable to a participant retiring in 2003 at age 65.

                                      Pension Table

            ---------------------------- ---------------------------------------
                                               Years of Service (2)(3)(4)
                                         ------------ ------------- ------------
                 Remuneration (1)             5           10            15
            ---------------------------- ------------ ------------- ------------

                      $200,000             $33,333      $66,667      $100,000
                       300,000              50,000      100,000       150,000
                       400,000              66,667      133,333       200,000
                       500,000              83,333      166,667       250,000
                       600,000             100,000      200,000       300,000
                       700,000             116,667      233,333       350,000
                       800,000             133,333      266,667       400,000
                       900,000             150,000      300,000       450,000
                     1,000,000             166,667      333,333       500,000
                     1,100,000             183,333      366,667       550,000
                     1,200,000             200,000      400,000       600,000
            ---------------------------- ------------ ------------- ------------

     (1) Remuneration for purposes of calculating pension benefit based on final base salary and target bonus.

     (2) These pension benefits represent annual single-life annuity values. As of December 31, 2003, the current years of service credited are 23 for Mr. Mixon, 14 for Mr. Blouch, 19 for Mr. Richey, 16 for Mr. Slangen and 6 for Mr. Thompson.

     (3)  Mr.  Blouch and Mr.  Slangen were  granted the maximum  level (50%) of
          replacement   compensation  in  recognition  of  valuable  service  to
          Invacare.

     (4) Mr. Mixon's offset will be waived for successful management succession planning and to recognize past contributions to Invacare.

Employment, Severance and Change in Control Agreements

     Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, Invacare has entered into severance pay agreements with key executives, including each of our five highest compensated officers. In the event there is a change of control of Invacare and a key executive is terminated without cause or resigns for good reason (as those terms are defined) during the three year period following a change of control under the conditions set forth in the agreements, the executive will receive, in addition to accrued salary, bonus and vacation pay, the following:

     (1) a lump sum severance benefit equal to three times annual base salary plus the executive's target bonus less any retention bonus paid to the executive for being employed on the first anniversary after a change in control;

     (2) continued participation in Invacare's employee welfare benefit plans, certain perquisites and other benefit arrangements for a period of three years following termination or resignation; and

     (3) 401(k), 401(k) Plus, profit sharing and retirement benefits (including under the SERP) so that the total retirement benefits received will be equal to the retirement benefits which would have been received had the executive's employment with Invacare continued, assuming maximum compensation and contributions, during the three year period following termination; and an additional amount which will offset, on an after-tax basis, the effect of any excise tax which the executive is subject to under Section 4999 of the Internal Revenue Code relating to his receipt of "excess parachute payments."

     The salary and other benefits provided by the severance pay agreements will be payable from Invacare's general funds. Invacare has agreed to reimburse the executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

     In October 2002, Invacare entered into a separate severance protection agreement with Mr. Blouch as an additional incentive to retain and motivate him as a key employee. The agreement provides that upon Mr. Blouch's termination by Invacare other than for cause or good reason, Mr. Blouch shall be entitled to the following amounts and benefits:

     (1) compensation equal to three times the amount of his then applicable annual base salary to be paid in three equal annual installments;

     (2) 75% of his target bonus for the year in which employment ends to be paid in three equal annual installments;

     (3) any then-outstanding stock option grant or award shall immediately vest in full as of the date of termination of employment, unless stated otherwise in the option agreement; and

     (4) the exercise period of any unexercised stock option shall be extended until the earlier of two years after the date of termination of employment or expiration of the option, unless stated otherwise in the option agreement. In addition, Mr. Blouch may exercise any options by means of a cashless exercise program, so long as (a) the program is legally allowed, and (b) Invacare is not required to recognize additional compensation expense as a result of the exercise. This agreement has been filed as Exhibit 10(o) to our 2003 Annual Report on Form 10-K.

     Other Arrangements. Each of our five highest compensated executive officers are included in the Invacare Retirement Savings Plan. Invacare makes matching cash contributions up to 66.7% of employees' contributions up to a maximum of 3% of such employee's compensation, makes quarterly contributions based upon 4% of qualified wages and may make discretionary contributions to the domestic plans based on an annual resolution by the Board. As described previously, Invacare sponsors a non-qualified 401(k) Plus Benefit Equalization Plan covering our executive officers, which provides for employee elective deferrals and company retirement deferrals so that the total retirement deferrals equal amounts that would have been contributed to Invacare's principal retirement plans if it were not for limitations imposed by income tax regulations. Furthermore, Invacare sponsors a non-qualified defined benefit Supplemental Executive Retirement Plan
(SERP) for such executive officers. The SERP is a non-qualified plan that provides retirement income to supplement income available from Invacare's qualified plans and to supplement the 401(k) Plus Plan, as further described above under "Pension Plans." The target retirement benefit under the SERP is 50% of final compensation, excluding certain enumerated offsets. The SERP also provides a change of control benefit that accelerates vesting and service ratios to allow maximum benefits to SERP participants, subject to certain offsets set forth in the SERP.

Compensation Committee Interlocks and Insider Participation

     The current members of the Compensation, Management Development and Corporate Governance Committee of the Board of Directors are James C. Boland, Whitney Evans, Bernadine P. Healy, M.D. and William M. Weber. There were no Compensation, Management Development and Corporate Governance Committee interlocks or insider participation activities in 2003.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly cumulative total return on Invacare's common shares against the yearly cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index, the Russell 2000 Stock Index and the S&P Supercomposite Health Care Equipment & Supplies Index (S&P Healthcare Index*).

                        1998    1999    2000    2001    2002    2003
                        ----    ----    ----    ----    ----    ----
Invacare                 100      84     143     141     140     169
S&P 500                  100     119     107      94      72      92
Russell 2000             100     120     114     116      91     133
S&P Healthcare Index     100      94     135     131     113     149

                                [GRAPHIC OMITTED]

* The S&P Supercomposite Health Care Equipment & Supplies Index is a capitalization-weighted average index comprised of health care companies in the S&P 1500 Index. This index contains companies that are affected by many of the same health care trends as Invacare.

     The above graph assumes $100 invested on December 31, 1998 in the common shares of Invacare Corporation, S&P 500 Index, Russell 2000 Index and the S&P Supercomposite Health Care Equipment & Supplies Index, including reinvestment of dividends, through December 31, 2003.


                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote based on their best judgment on any other matters unless instructed to do otherwise.

     Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by Invacare in connection with its annual meeting of shareholders to be held in 2005 must do so no later than December 9, 2004. To be eligible for inclusion in our 2005 proxy material, proposals must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended.

     Unless we receive a notice of a shareholder proposal to be brought before the 2005 annual meeting by February 22, 2005, then Invacare may vote all proxies in their discretion with respect to any shareholder proposal properly brought before such annual meeting.

          Upon the receipt of a written request from any shareholder, Invacare will mail, at no charge to the shareholder, a copy of Invacare's 2003 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission ,for Invacare's most recent fiscal year. Written requests for any Reports should be directed to:

                           Shareholder Relations Department
                           Invacare Corporation
                           One Invacare Way, P.O. Box 4028
                           Elyria, Ohio 44036-2125

     You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the annual meeting.

                                             By Order of the Board of Directors,





                                             Douglas A. Neary
                                             Secretary

Appendix A
                       [GRAPHIC OMITTED][GRAPHIC OMITTED]
                              INVACARE CORPORATION

            Charter of the Audit Committee of the Board of Directors
                           (As Adopted March 11, 2004)

Mission

     The Audit Committee (the "Committee") shall assist the Board of Directors (the "Board") of Invacare Corporation (the "Company") in monitoring (i) the Company's compliance with legal and regulatory requirements, (ii) the integrity of the Company's financial statements, and (iii) the independence, performance and qualifications of the Company's internal and independent auditors.

     The Committee shall prepare the report or other information required by the rules of the Securities and Exchange Commission (the "SEC") or by other applicable laws, rules or regulations to be included in the Company's annual proxy statement.

Membership

     The Committee members shall be appointed by the Board. The Committee shall be comprised of at least three (3) members. Each member of the Committee shall meet the then-applicable New York Stock Exchange independence and financial literacy requirements and other relevant laws, rules or regulations, in each case, when, as and to the extent applicable to the Company. Additionally, at least one Committee member, as determined by the Board, must be an "audit committee financial expert" as defined by the SEC.

     The Committee members shall serve at the pleasure of the Board, until they resign, are replaced or until their successors are elected. A Committee Chairperson shall be elected annually by the Board. A quorum shall consist of a majority of the members of the Committee.

     If a Committee member simultaneously serves on the audit committee of more than three publicly-traded companies, then, in each case, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee. Such determination shall be disclosed in the Company's annual proxy statement.

Meetings

     The Committee shall meet as often as it determines to be necessary or appropriate. The Chairperson shall preside at each meeting and, in the absence of the Chairperson, one of the other members of the Committee shall be designated as the acting chair of the meeting.

     All meetings of the Committee shall be held pursuant to the Code of Regulations of the Company with regard to notice and waiver thereof, and written minutes of each meeting, in the form approved by the Committee or its Chairperson, shall be duly filed in the Company records. Members of the Committee may participate in any meeting of the Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     Any action which may be taken at a meeting of the Committee may be taken without a meeting if authorized by a writing or writings signed unanimously by all of the members of the Committee. The Committee may request any officer of the Company, or any representative of the Company's advisors, to attend all or a portion of any Committee meeting or to meet with any member or representative of the Committee.

Responsibilities and Authority

         General Responsibilities and Authority

     1. The Committee shall hold at least four (4) regular meetings per year, timed to allow for review of quarterly financial results. The Committee shall hold as many total meetings per year as its members feel are appropriate to fulfill the Committee's responsibilities. Periodically, the Committee also shall meet separately with each of management, the internal auditors and the independent auditors.

     2. The Committee shall report regularly to the Board, including on issues related to the quality or integrity of financial statements and related portions of periodic reports filed with the SEC, legal and regulatory compliance and performance, and independence and qualifications of internal and independent auditors.

     3. The Committee shall have direct access to, and complete and open communication with, the Company's senior management and internal and independent auditors. The Company's independent auditors shall report directly to the Committee and be ultimately accountable to the Board and the Committee.

     4. The Committee shall have the sole authority and responsibility to select, evaluate, retain and where appropriate, terminate the independent auditors. The Committee shall be responsible for all oversight of the independent auditors, including the resolution of disagreements between management and the independent auditors. The Committee shall consult with management in the discharge of its duties, but shall not delegate such duties to management.

     5. The Committee shall pre-approve all audit, review or attest engagements and all permitted non-audit services provided by the Company's independent auditors, subject to certain de minimus exceptions provided by law or regulation, and subject to the pre-approval policies and procedures, if any, for permitted non-audit services, which shall be disclosed in applicable Company filings made with the SEC. The authority to pre-approve audit, review and attest engagements and permitted non-audit services may be delegated to one or more independent Committee members, so long as such delegee presents his or her discussions at each scheduled meeting of the Committee.

     6. The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     7. The Committee shall have the authority, without seeking approval from the Board, to retain and authorize the compensation of special legal, accounting or other advisors (including, for example, investment bankers or financial analysts), as it deems necessary, to assist in fulfilling its responsibilities and discharging its duties.

     8. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of their rendering or issuing an audit report or performing other audit, review or attest services, and to any advisors employed by the Committee, as well as ordinary administrative expenses of the Committee.

     9. The Committee shall annually review the Committee's own performance. The Committee also shall periodically review and assess the adequacy of this Charter and recommend any appropriate changes to this Charter to the Board.

         Specific Responsibilities and Authority

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or determine that the Company's financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles ("GAAP") and applicable rules and regulations. These are the responsibilities of management and the independent auditors. The Committee's responsibility is one of oversight. The following will be the common recurring activities of the Committee in carrying out its oversight function. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as it deems necessary or appropriate under the circumstances to the extent permitted by applicable laws, rules or regulations.

         Financial Statements and Disclosure Matters

     1. Review and discuss with management and the independent auditors the Company's annual audited financial statements and related significant financial reporting matters, including Management Discussion & Analysis, and judgments and estimates made in preparing such financial statements. Discuss the quality of the Company's significant accounting policies and estimates and clarity of disclosures. Recommend to the Board the acceptance and inclusion of the annual audited financial statements in the Company's Annual Report on Form 10-K, based on its review and discussions of the audited financial statements required hereby, its discussion with the independent auditors of the matters required to be discussed by Statement on Auditing Standards 61, "Communications with Audit Committees," and its review and discussion of the auditor's statement on its independence from, and relationships with, the Company as required by Independence Standards Board Standard No. 1.

     2. Review and discuss with management and the independent auditors the Company's quarterly financial statements and Management Discussion & Analysis prior to the filing of its Form 10-Q, including the results of the independent auditors' reviews of the quarterly financial statements.

     3. Review and discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. (This discussion may be done generally, i.e., discussion of the types of information to be disclosed and the type of presentations to be made, and the Committee need not discuss each earnings release in advance or each instance in which the Company may provide earnings guidelines.)

     4. Discuss with management the Company's guidelines and policies to govern the process of risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

     5. Review and discuss with the Company's chief legal officer legal disclosure and legal matters that have a material impact on the financial statements and policies, including annual or bi-annual review of letters to management or the independent auditors from counsel to the Company that were solicited in connection with the preparation of the Company's audited financial statements.

     6. Review and discuss with management and the independent auditors any correspondence with regulators or governmental agencies which raises material issues regarding the Company's financial statements or accounting policies.

     7. Review and discuss with the independent auditors any audit problems or difficulties and management's response thereto, including (a) restrictions on the scope of the auditors' activities, (b) access to requested information, (c) significant disagreements with management, (d) adjustments noted by auditors but not taken by management, (e) communications between the independent audit team and its national office relating to significant auditing or accounting issues encountered in its work for the Company, (f) management or internal control letters issued or proposed to be issued, and (g) responsibilities, budget and staffing of the internal audit function.

     8. Review and discuss, including with management and the independent auditors, as appropriate, major issues regarding accounting principles and financial  statement  presentations,  including any  significant  changes in the
Company's selection of accounting policies or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

     9. Review and discuss, including with management and the independent auditors, as appropriate, the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

     10. Review and discuss, including with management and the independent auditors, as appropriate, the Company's internal audit staff or outsourced internal audit function, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, compensation, and rotation of the senior internal audit staff personnel or outsourced internal auditor; and (iv) the Company's internal system of audit and financial controls and the results of internal audits.

         Oversight of the Company's Relationship with the Independent Auditors

     1. Obtain and review a report from the independent auditors at least annually regarding (a) the auditor's internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the auditors, or by inquiry or investigation by governmental or professional authorities within the preceding five (5) years respecting one or more independent audits carried out by the auditors, (c) any steps taken to deal with any such issues and (d) in order to assess the auditor's independence, all relationships between the auditors and the Company.

     2. Discuss with the independent auditors the independent auditors' independence and any relationships or services that may impact the objectivity and independence of the independent auditors. Consider the compatibility of any non-audit services provided by the independent auditors with that firm's independence. Recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

     3. Obtain and review timely reports from the independent auditors regarding
(i) all critical accounting policies and practices to be used, (ii) all alternative treatments within GAAP of policies and practices related to material items that have been discussed with management, ramifications of the use of such alternatives, and the treatment preferred by the independent auditors and (iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

     4. The Committee's evaluation of the independent auditors shall include an evaluation of the experience and qualifications of the senior members of the independent auditors' team, including the lead partner. This evaluation should take into account the opinions of management and the internal auditors. The Committee also shall ensure that the lead partner and the concurring partner of the independent auditor are replaced at least once every five years and other applicable partners working on the Company's account are rotated periodically in compliance with all applicable laws, rules and regulations.

     5. The Committee shall review and present its conclusions regarding independent auditor qualifications, independence and performance (and, if applicable, its conclusions regarding auditor rotation) to the Board at least annually.

         Company Personnel

     1. The Committee shall establish hiring policies for the Company's hiring of employees or former employees of the independent auditors who were engaged on the Company's account (including past and present members of the audit engagement team) and ensure that all such hiring policies comply with all applicable laws, rules and regulations. The Committee shall consider how such policies affect the auditors' independence.

     2. The Committee shall review the appointment and replacement of the Company's senior internal auditing executive, to the extent the Company employs its own personnel to fulfill that function.

Annual Review

     The Committee shall annually review and evaluate its own performance in carrying out its responsibilities hereunder.

                              INVACARE CORPORATION
                PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES

                 Annual Meeting of Shareholders --- May 26, 2004
           This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby (i) appoints A. MALACHI MIXON, III, WHITNEY EVANS and WILLIAM M. WEBER, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Shares and Class B Common Shares of INVACARE CORPORATION, which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Wednesday, May 26, 2004 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all Proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all the Common Shares and Class B Common Shares of the Company represented by this Proxy as follows, with the understanding that if no directions are given below, said shares will be voted "FOR" the election of the four Directors nominated by the Board of Directors and "FOR" each of the other proposals.

     (1)  ELECTION of Directors each to serve a three year term ending in 2007.

(  )  FOR all nominees listed (except as      (  )  WITHHOLD AUTHORITY to vote
      marked to the contrary below)                 for all nominees listed

  Gerald B. Blouch, John R. Kasich, Dan T. Moore, III and Joseph B. Richey, II

     (2) PROPOSAL to ratify appointment of Ernst & Young LLP as Invacare's independent auditors.

  ( ) FOR the Proposal ( ) AGAINST the Proposal ( ) ABSTAIN from the Proposal


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)
--------------------------------------------------------------------------------




                                      (Continued and to be signed on other side)


                      (Proxy --- continued from other side)


     (3) In their discretion to act on any other matters which may properly come before the Annual Meeting.





                                        Dated
                                             ____________________________ , 2004


                    ------------------------------------------------------------

                    Your signature to the Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.


       Please date, sign and return promptly in the accompanying envelope.

                              INVACARE CORPORATION
                     COMMON SHARES AND CLASS B COMMON SHARES
                             VOTING INSTRUCTION CARD

                 Annual Meeting of Shareholders --- May 26, 2004
             This Card is solicited on behalf of the trustees of the
                        Invacare Retirement Savings Plan

     The undersigned hereby instructs the trustees of the Invacare Retirement Savings Plan to vote the Common Shares and Class B Common Shares of INVACARE CORPORATION which he or she is entitled to vote as a participant in an employee benefit plan which may be funded by the Invacare Retirement Savings Plan at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Wednesday, May 26, 2004 at 10:00 A.M. (EDT) and at any adjournments thereof. The undersigned authorizes and directs the trustees of the Invacare Retirement Savings Plan to vote all the Common Shares and Class B Common Shares of the Company represented by this Card as follows, with the understanding that if no directions are given below, said shares will be voted "FOR" the election of the four Directors nominated by the Board of Directors and "FOR" each of the other proposals.

     (1)  ELECTION of Directors each to serve a three year term ending in 2007.

(  )  FOR all nominees listed (except as    (  )  WITHHOLD AUTHORITY to vote for
      marked to the contrary below)               all nominees listed

  Gerald B. Blouch, John R. Kasich, Dan T. Moore, III and Joseph B. Richey, II

     (2) PROPOSAL to ratify appointment of Ernst & Young LLP as Invacare's independent auditors.

(  ) FOR the Proposal  (  ) AGAINST the Proposal  (  ) ABSTAIN from the Proposal


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)
--------------------------------------------------------------------------------




                                      (Continued and to be signed on other side)


                      (Proxy --- continued from other side)


     (3) In their discretion to act on any other matters which may properly come before the Annual Meeting.





                                        Dated
                                             ____________________________ , 2004


                    ------------------------------------------------------------
                    Your signature to the Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.


       Please date, sign and return promptly in the accompanying envelope.